Exhibit 4.1

IAC/INTERACTIVECORP

 (f/k/a USA Interactive)

 as Issuer

 AND

THE BANK OF NEW YORK MELLON

 (as successor to JPMorgan Chase Bank),

 as Trustee
__________________________

SUPPLEMENTAL INDENTURE

     Dated as of August 7, 2008

 supplementing that certain Indenture dated as of December 16, 2002

_______________________

7.00% SENIOR NOTES DUE 2013

     SUPPLEMENTAL INDENTURE, dated as of August 7, 2008 (this “Supplemental Indenture”), between IAC/InterActiveCorp (formerly known as USA Interactive), a Delaware corporation (the “Issuer”), and The Bank of New York Mellon (as successor to JPMorgan Chase Bank), as trustee (the “Trustee”) under the Indenture (as hereinafter referred to).

W I T N E S S E T H

     WHEREAS the Issuer, USANi LLC, as guarantor, and the Trustee have heretofore entered into an Indenture, dated as of December 16, 2002 (the “Indenture”), providing for the issuance of the Securities;

     WHEREAS the Issuer desires to make certain amendments to the Indenture and the Securities, as set forth in Article I below (such amendments, the “Amendments”) and has requested that the Trustee execute and deliver this Supplemental Indenture;

     WHEREAS pursuant to Section 9.2 of the Indenture, the Issuer and the Trustee may enter into this Supplemental Indenture with the consent of Holders of a majority in aggregate principal amount of the Securities outstanding;

     WHEREAS in accordance with Section 9.2 of the Indenture, Holders of a majority in principal amount of the Securities outstanding have consented to the Amendments pursuant to consent documents obtained prior to the date hereof and delivered to the Trustee and the Issuer; and

     WHEREAS all things necessary to make this Supplemental Indenture when executed by the parties hereto a valid and binding amendment of and supplement to the Indenture have been done and performed;

     NOW, THEREFORE, for and in consideration of the premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, it is hereby agreed between the Issuer and the Trustee, as follows:

ARTICLE ONE

AMENDMENTS

     Section 1.01. Sections 4.2, 4.3, 4.4, 4.6 and 5.1 of the Indenture are hereby removed from the Indenture and shall have no further force or effect, and each of the foregoing sections is hereby replaced with the following text: “[Reserved]”.

     Section 1.02. Section 6.1 of the Indenture is hereby amended and restated in its entirety to read as follows:

 “SECTION 6.1. Events of Default. An “Event of Default” occurs with respect to the Securities if:

(1) the Issuer defaults in any payment of interest (including Additional Interest) on any Security when the same becomes due and payable, and such default continues for a period of 30 days;

(2) the Issuer defaults in the payment of the Principal of any Security when the same becomes due and payable at its Stated Maturity, upon optional redemption, upon declaration or otherwise;

(3)	[Reserved];

(4)	[Reserved];

(5)	[Reserved];

(6)	the Issuer pursuant to or within the meaning of any Bankruptcy Law:

	(A)	commences a voluntary case;

	(B)	consents to the entry of an order for relief against it in an involuntary case in which it is the debtor;

         (C) consents to the appointment of a Custodian of it or for any substantial part of its property; or

         (D) makes a general assignment for the benefit of its creditors; or

         or takes any comparable action under any foreign laws relating to insolvency;

Supplemental Indenture

(7)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

	(A)	is for relief against the Issuer in an involuntary case;

	(B)	appoints a Custodian of the Issuer or for any substantial part of its property; or

	(C)	orders the winding up or liquidation of the Issuer;

(or any similar relief is granted under any foreign laws) and the order, decree or relief remains unstayed and in effect for 60 consecutive days; or

(8) the Guarantee ceases to be in full force and effect during its term or the Guarantor denies or disaffirms in writing its obligations under the terms of this Indenture or the Guarantee, in each case, other than any such cessation, denial or disaffirmation in connection with the termination of the Guarantee pursuant to Section 10.2.

     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.”

               Section 1.03. Section 8.1(c) of the Indenture is hereby amended and restated in its entirety to read as follows:

“Notwithstanding clauses (a) and (b) above, the Issuer’s obligations in Sections 2.3, 2.4, 2.5, 2.10, 4.1, 4.5, 7.7, 7.8, 8.4, 8.5 and 8.6 and Section 2.3 of the Appendix shall survive until the Securities have been paid in full. Thereafter, the Issuer’s and the Trustee’s obligations in Sections 7.7, 8.4 and 8.5 shall survive such satisfaction and discharge.”

               Section 1.04. Section 13 of each Initial Security is hereby amended and restated in its entirety to read as follows:

“13. Defaults and Remedies

     Under the Indenture, Events of Default include (i) default for 30 days in payment of interest on the Securities; (ii) default in payment of Principal on the Securities at maturity, upon redemption pursuant to paragraph 5 of the Securities, upon declaration or otherwise; (iii) except as contemplated by the terms of the Indenture, the Guarantee ceasing to be in full force and effect or the Guarantor denying or disaffirming in writing its obligations under the Indenture or the Guarantee and (iv) certain events of bankruptcy or insolvency involving the Issuer.

Supplemental Indenture

     If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Securities may declare all the Securities to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Securities being due and payable immediately upon the occurrence of such Events of Default. Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of Principal or interest) if it determines that withholding notice is not opposed to their interest.”

               Section 1.05. Section 12 of each Exchange Security is hereby amended and restated in its entirety to read as follows:

“12. Defaults and Remedies

     Under the Indenture, Events of Default include (i) default for 30 days in payment of interest on the Securities; (ii) default in payment of principal on the Securities at maturity, upon redemption pursuant to paragraph 5 of the Securities, upon declaration or otherwise; (iii) except as contemplated by the terms of the Indenture, the Guarantee ceasing to be in full force and effect or the Guarantor denying or disaffirming in writing its obligations under the Indenture of the Guarantee or (iv) certain events of bankruptcy or insolvency with respect to the Issuer.

     If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Securities may declare all the Securities to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Securities being due and payable immediately upon the occurrence of such Events of Default.

     Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of Principal or interest) if it determines that withholding notice is not opposed to their interest.”

Supplemental Indenture

ARTICLE TWO

MISCELLANEOUS

     Section 2.01. This Supplemental Indenture shall be effective upon its execution by the Issuer and the Trustee in accordance herewith, but the Amendments shall (a) operate to amend the Indenture to the extent provided herein and (b) become effective only if, and on the date that, the Company delivers an Officers’ Certificate to the Trustee stating that the conditions set forth in Sections 8(a) and (b) of the Notes Exchange and Consent Agreement, dated as of July 17, 2008, among the Noteholders (as defined therein) party thereto, the Issuer and Interval Acquisition Corp. are satisfied or deemed satisfied for purposes of Section 5(a) thereof. If the Trustee has not received such an Officers’ Certificate within 90 days of the date hereof the Amendments shall be ineffective.

     Section 2.02. Capitalized terms used in this Supplemental Indenture that have not otherwise been defined herein shall have the meanings assigned thereto in the Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

    Section 2.03. Except as amended hereby, all provisions in the Indenture shall remain in full force and effect.

    Section 2.04. This Supplemental Indenture is supplemental to the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

    Section 2.05. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939 (the “TIA”) that is required under the TIA to be part of and govern any provision of this Supplemental Indenture, such provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any

Supplemental Indenture

provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

     Section 2.06. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and this Supplemental Indenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     Section 2.07. Nothing in this Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Securities.

     Section 2.08. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same instrument.

     Section 2.09. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

     Section 2.10. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Supplemental Indenture

     Section 2.11. The recitals and statements herein contained are made by the Issuer and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

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Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

IAC/INTERACTIVECORP,
as Issuer

By:/s/ Gregory R. Blatt

Name: Gregory R. Blatt
Title: Executive Vice President, General
Counsel and Secretary

THE BANK OF NEW YORK MELLON,
as Trustee

By:/s/ Sherma Thomas

Name: Sherma Thomas
Title: Assistant Treasurer

Supplemental Indenture